DRAFT	[DKW LAW GROUP, LLC LETTERHEAD]	Exhibit 8.1

August __, 2004

Sensytech, Inc.
8419 Terminal Road
Newington, VA 22122

Ladies and Gentlemen:

               We refer to the Agreement and Plan of Merger dated as of June 7, 2004 (the “Merger Agreement”), by and between Sensytech, Inc., a Delaware corporation (“Sensytech”), and Argon Engineering Associates, Inc. a Virginia corporation (“Argon”), which provides for the merger (the “Acquisition Merger”) of ST Acquisition Corp, a Virginia corporation (“Acquisition Sub”), with and into Argon. Among other things, the Merger Agreement provides that the common stock of Argon shall convert to common stock of Sensytech and, thus, the stockholders of Argon will become stockholders of Sensytech. The Merger Agreement and Acquisition Merger are further described in the Registration Statement on Form S-4 (No. 333-117430), including the Proxy Statement/Prospectus which is contained in and made a part of the Registration Statement and the Appendices thereto, filed by Sensytech with the Securities and Exchange Commission (the “Form S-4”) pursuant to the Securities Act of 1933, as amended, to be effective on this date. This opinion is being rendered pursuant to your request. All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Merger Agreement.

               As provided in the Merger Agreement, at the Effective Time, by reason of the Acquisition Merger: (i) each issued and outstanding share of Argon’s Class A and Class B common stock, $.01 par value per share (“Argon Common Stock”) shall be converted into two (2) shares of validly issued, fully paid and nonassessable shares of Sensytech’s common stock, $.01 par value per share, (“Sensytech Common Stock”), and (ii) each share of Argon Common Stock that is owned by Argon as treasury stock shall be canceled and no Sensytech Common Stock or other consideration shall be delivered in exchange therefor. At the Effective Time, all shares of Argon Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate representing ownership of any Argon Common Stock shall cease to have any rights with respect thereto, except the right to receive (i) certificates representing the number of whole shares of Sensytech Common Stock into which the shares of Argon Common Stock have been converted, and (ii) certain dividends.

               In rendering this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) the Form S-4, (iii) certain representations made by and on behalf of Sensytech, acquisition Sub and Argon contained in officer’s certificates dated as of the date hereof, which are attached hereto as Exhibits “A” and “B” (the Officer’s Certificates”) and (iv) other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below. We have relied upon the accuracy of the facts, information and representations and the completeness of the covenants

Sensytech, Inc.
August ___, 2004

contained in the Merger Agreement, the Form S-4, the Officer’s Certificates and other documents as we have deemed relevant and necessary (including, without limitation, those described above). The opinions are conditioned, among other things, not only upon such accuracy and completeness as of the date hereof, but also the continuing accuracy and completeness thereof as of the Effective Time. Moreover, we have assumed the absence of any change to any of such instruments between the date thereof and the Effective Time.

               We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons; and the conformity to original documents of all certified, conformed or photostatic copies submitted to us for our examination. We have further assumed that: (i) the transactions related to the Acquisition Merger or contemplated by the Merger Agreement will be consummated (A) in accordance with the Merger Agreement and (B) as described in the Form S-4; (ii) the Acquisition Merger will qualify as a statutory merger under the laws of the State of Virginia; and (iii) as of the date hereof, and as of the Effective Time (as if made as of the Effective Time), the Officer’s Certificates, each dated on or about the date hereof, are and will be accurate in all respects, and no written notification will have been provided by Sensytech, Acquisition Sub or Argon prior to the Effective Time that a statement made in any Officer’s Certificate is no longer accurate.

               In rendering the opinions expressed below, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Regulations promulgated thereunder by the United States Treasury Department (the “Regulations”), pertinent judicial authorities, rulings and interpretations of the Internal Revenue Service and other authorities as we have considered relevant. It should be noted that the Code, the Regulations and the judicial decisions, rulings, administrative interpretations and other authorities are subject to change at any time and, in some circumstances, with retroactive effect; and any such change could affect the opinions stated herein.

Based upon and subject to the foregoing, it is our opinion, as counsel for Sensytech, that, for federal income tax purposes:

     (i) the Acquisition Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code,

     (ii) Sensytech, Acquisition Sub and Argon will each be a party to that reorganization within the meaning of Section 368(b) of the Code, and

     (iii) the discussion in the Proxy Statement/Prospectus under the caption “Material United States federal income tax consequences of the merger” to the extent it constitutes descriptions of legal matters or conclusions, is accurate in all material respects.

               Except as expressly set forth above, you have not requested, and we do not herein express, any opinion concerning the tax consequences of, or any other matters related to, the Acquisition Merger.

               We assume no obligation to update or supplement this letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinions expressed above, including any changes in applicable law which may hereafter occur.

Sensytech, Inc.
August ___, 2004

               This opinion is provided to, and may be relied upon by, you only, and without our prior consent, it may not be relied upon, used, circulated, quoted or otherwise referred to in any manner by any other person, firm, governmental authority or entity whatsoever. We hereby consent to the filing of this opinion as an exhibit to the Form S-4.

               We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

DKW Law Group LLC